EXHIBIT 23(I)

                     THE LAW OFFICES OF DAVID D. JONES, P.C.
                              518 Kimberton, # 134
                             Phoenixville, PA 19460
                             (610) 718-5381 (phone)
                           (610) 718-5391 (facsimile)
                          davidjones@enter.net (e-mail)



Declaration Fund                                              February 23, 1999
555 North Lane, Suite 6160
Conshohocken, PA  19428


Dear Sirs:

As counsel to The Declaration Fund (the "Trust"), an unincorporated business trust organized under the laws of the State of Pennsylvania, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the "Shares") representing proportionate interests in The VanderPal Protected Income and Growth Fund (the "Fund"). The Shares of the Fund are a series of the Trust consisting of a single class of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Declaration of Trust, by-laws, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Trust. I also give my consent for the Trust to included this opinion as an Exhibit to the Trust's Registration Statement on Form N-1A.


Very Truly Yours,

David D. Jones
Attorney & Counselor at Law